Exhibit 99.1

CORPORATE PARTICIPANTS

Cody Slach, Managing Director, Liolios Group / IR Advisor for HCAC

Daniel Hennessy, Chairman and Chief Executive Officer, HCAC

Jim O’Neil, Independent Director, HCAC

Chris Swinbank, Chief Executive Officer, NRC Group

Joe Peterson, Chief Financial Officer, NRC Group

P R E S E N T A T I O N

Operator:

Good morning everyone and thank you for participating in today’s conference call to discuss Hennessy Capital’s acquisition of NRC Group Holdings. Delivering today’s prepared remarks are Daniel Hennessy, Chairman and CEO of Hennessy Capital; Jim O’Neil, Independent Director of Hennessy Capital; Chris Swinbank CEO, NRC Group; and Joe Peterson, CFO of NRC Group.

If you haven’t done so already, the company encourages all listeners to download the supplementary slide presentation accompanying today’s conference call. The presentation can be found on Hennessy Capital’s website at www.hennessycapllc.com. Once on the website, please click on the Our Companies tab and then click on More About HCAC III, or via the link titled Investor Presentations. The link can also be found in the press release issued yesterday.

Before we go further, I would like to turn the call over to Cody Slach of Liolios Group, Hennessy Capital’s IR advisor, to read the Company’s Safe Harbor Statement within the meaning of the Private Securities Litigation Reform Act of 1995 that provides important cautions regarding forward-looking statements. Thank you, Cody. Please go ahead.

Cody Slach:

Thanks, Brenda. Today’s presentation includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include projected financial information and anticipated benefits of the proposed transaction. Forward-looking statements including those with respect to revenues, earnings, performance, strategies, prospects, and other aspects of NRC’s or the combined company’s business, or the proposed transaction are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from our expectations and projections. I encourage you to read our filings with the SEC for a discussion of the risks that can affect our business. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today.

During the call, there will also be a discussion of some items that do not conform to U.S. Generally Accepted Accounting Principles or GAAP, including Adjusted EBITDA and free cash flow. Reconciliations of such non-GAAP financial measures are included in the appendix to the Investor Presentation on file with the SEC.

Now I would like to turn the call over to Hennessy’s Chairman and CEO, Mr. Daniel Hennessy. Dan?

Daniel Hennessy:

Thank you, Cody. Good morning everyone. I’m Dan Hennessy and I serve as Chairman and CEO of Hennessy Capital Acquisition Corp. III. Thank you for joining us today to learn more about our planned business combination with NRC Group Holdings.

Starting on Page 3, joining me from the company are Chris Swinbank, CEO, and Joe Peterson, CFO. Also on our call today is Jim O’Neil, a current independent director of HCAC III, who will be appointed Executive Chairman of NRC Group upon closing. Today I will cover some important details regarding our transaction and review our investment thesis and value creation plan. First, let’s review how we arrived here and why NRC Group.

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We completed our HCAC III IPO in late June of last year and raised approximately $257 million. We are a third-time SPAC issuer having successfully completed our first SPAC business combination in 2015 with Blue Bird Corporation, the leading independent designer and manufacturer of school buses and owned, at the time, by Cerberus Capital Management. We are pleased to report that Blue Bird is one of the most successful and best performing SPAC business combinations of the most recent generation of SPACs.

In February of 2017, we completed our second SPAC business combination with Daseke, Inc., now the largest owner/operator of flatbed and specialized freight services in the U.S. Under our watch, Daseke has more than doubled revenues over the past 16 months and continues as the leading consolidator in this highly fragmented sector.

Beginning in July of last year, our team sourced and evaluated over 140 distinct opportunities across the industrial and infrastructure landscape. In March of this year, we approached JF Lehman and Company, the private equity owners of NRC Group, to explore the possibility of a SPAC solution as a vehicle to access capital and accelerate the company’s proven growth strategy. After numerous meetings with them and the management team, we developed an understanding of the unique NRC Group value proposition and it was clear to us that a business combination between HCAC and NRC Group would serve as a catalyst for growth and could deliver enormous value to our stockholders. NRC Group also represents a target that is entirely consistent with our industrial and infrastructure growth investment thesis, which we articulated to HCAC III investors at the time of our IPO.

Now let’s turn to the Executive Summary shown on Slide 4. The definitive purchase agreement was signed on Monday of this week and our plan is to close the business combination in September of this year. The enterprise value of almost $750 million represents a multiple of 8.6x this year’s projected Adjusted EBITDA of $88 million and 6.5x next year’s projected Adjusted EBITDA of $115 million, the midpoint of the guidance range and a substantial discount to the peer group as I will discuss later. JF Lehman and Management will continue on as our partners and shareholders of the new public company which will be listed on NYSE under the ticker NRCG.

As you will hear from Chris and Joe, NRC Group delivers comprehensive, mission critical environmental, compliance and waste management services to the marine and rail transportation, general industries and energy markets. From a financial point of view, the company has a highly visible and diverse revenue stream, and exceptional free cash flow conversion.

With regard to Board governance, we have recruited and organized an accomplished board cohort to be led by Jim O’Neil, a current director of HCAC, who will become Executive Chairman of NRC Group. As many of you know, Jim is the former CEO of Quanta Services, and while there completed approximately 200 acquisitions and grew the company to over $7 billion of revenues and a $5 billion market cap. Jim will oversee our strategic growth initiatives and is very well known among research analysts and fundamental investors, and will help ensure a successful launch for NRCG on NYSE. He will be joined by me, Kevin Charlton and Jim Baumgardner, former CEO of US Ecology, along with our partners Glenn Shor and Alex Harman from JF Lehman. Our board has substantial public company experience and credentials and is supportive and fully aligned with all facets of Management’s growth plans.

On Slide 5 we show additional detail on the pro forma estimated sources and uses, ownership and capitalization. Key points are as follows. We are assuming $295 million of net debt at closing or approximately 3.4x leverage, and projected to decline rapidly to 2.6x by the end of 2019. A summary of key terms is shown in the appendix. All of the financing required to complete the proposed transaction has been arranged as of the time of announcement through a $125 million committed equity facility from Nomura Securities, thereby ensuring a successful business combination and listing.

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We believe that the substantial flexibility under the existing debt facility and the company’s significant free cash flow generation will be sufficient to complete add-on acquisitions identified for 2018 and to fund the opening of the Reagan Waste Disposal Site.

For illustrative purposes, cash proceeds from Trust are shown here in an amount which equates to a 20% ownership position for existing NRC Group shareholders. Any Trust proceeds in excess of $237 million will be used to pay down debt to maintain at least 20% ownership for the existing NRC shareholder group. Proceeds from the Trust less than $237 million will increase the ownership of the current NRC Group shareholders on a dollar for dollar basis.

All of this translates to an estimate pro forma market capitalization of about $380 million and a pro forma enterprise value of approximately $750 million inclusive of all transaction expenses and founder shares.

Turning now to our investment thesis and value creation plan on Slide 6 which is what truly excites us. NRC Group is a scalable platform operating in a fragmented market populated by subscale competitors and led by an exceptional proven management team. We have overseen an extensive due diligence process to validate our assumptions with respect to the core business and including assessments of human capital, performance improvement, strategic growth and IPO readiness. We are pleased to report that NRC Group has met or exceeded all of our expectations and criteria.

We consider our due diligence process to be a best-in-class undertaking developed over our nearly five years of raising and investing SPAC vehicles combined with our track record in private equity investing over the prior 25 years.

What you will see on this slide is that NRC Group represents a compelling combination of value plus growth, which we believe is a winning scenario for investors and a truly differentiated offering in the environmental services sector.

Starting on the top half of the page, we show a longitudinal view of NRC Group and predecessor revenues through the Great Recession with an overlay of crude oil prices. The company exhibits remarkable stability and resilience and provides substantial downside protection when and if there is another recession or crude oil price decline.

On the bottom of this page we summarize NRC Group financial and valuation metrics and growth attributes. Starting on the lower left, the company exhibits sustained and consistent recurring free cash flow conversion characteristics. It is our plan to redeploy excess cash flow to the high ROI organic and highly accretive add-on acquisition strategy that Chris and Joe will describe shortly. Further, we are delivering to investors what we believe is a highly attractive entry point relative to the peer group with compelling discounts on both free cash flow and Adjusted EBITDA metrics.

With that, I would now like to introduce Jim O’Neil.

Jim O’Neil:

Thank you, Dan, and good morning everyone. I am very pleased to take on the role as NRCG’s Executive Chairman of the Board. As many of you are aware and as Dan mentioned, I played a key role in building Quanta Services from its early years to the Fortune 500 company that it is today. NRCG has the same opportunity to grow shareholder value in a significant way in the coming years. We’re in a compelling market environment with an opportunity to further consolidate environmental compliance, waste management and incident response services across many different industries and provide the end-to-end solutions that our customers desire.

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We have a seasoned management team that is proven entrepreneurial and strategic with a blueprint to achieve consistent double-digit EBITDA growth, both organically and through acquisitions. Today, NRCG is a preferred service provider for many of its customers who desire that we grow with them.

I look forward to working with the management team and speaking to many of you, our investors, over the coming months, and now I’d like to introduce Chris Swinbank, our Chief Executive Officer, who will take you through the next portion of the presentation. Chris?

Chris Swinbank:

Thank you Jim and thank you Dan. On behalf of the management team and all of our employees, we are excited about the transaction and excited to grow the business.

On Slide 9 I’ll go over some of the investment highlights that make us think NRC is as attractive as it is. For one, we are now finally able to provide a one-stop shop for our customers, so a truly integrated solution. We can help our customers navigate through the complexities of the regulatory market and create a true one-stop shop.

Our scale is now much broader with the addition of SWS last month. We now have 75 locations across North America and 100 in total when you include our global touch points, so we’re able to respond quickly to our customer base in the event that they have an incident.

The demand driver for our business is regulatory in nature. The environmental regulatory market is very attractive and gets tighter as the years go by, so the decision to purchase from NRC is largely nondiscretionary. If there’s an incident or an environmental spill, it has to be taken care of.

That nondiscretionary nature of our business has created stability that we’ve seen through recessions and in commodity price cycles. We’re able to achieve that stability because the business is recurring every year.

We’ve spent $200 million building our own infrastructure. We own our own boats, our own tanks, our own trucks. That provides a significant barrier to entry.

Our end market is broad. We’re not concentrated with any one customer in a material way or in any one end market. We serve the industrial market, the upstream, midstream and downstream markets all equally.

Then, you have a management team that knows what it’s doing. We’re waste guys. This is what we do. We’re passionate about it and we’re excited to grow the business.

We think we’ve identified four significant ways to grow the business. One is doing more of our standby services which we’ll get into detail as to what that is. We’re doing that right now down in Mexico.

Now that we’re truly national in scale, we have corporate accounts that we can go after that just a few months ago we couldn’t go after.

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We’re going to build more landfills. We’re in the late stages of permitting our Reagan County Landfill in West Texas in the Permian, and we have two more following up after that.

We’ll continue to make acquisitions when they make sense. We’ve been historically acquisitive. We’ve made nine acquisitions since 2013 and because of our independent contractor network we feel like we have a pipeline of acquisition opportunities that are pre-vetted because we work together.

Moving to Slide 10, we have a scalable platform that’s poised for growth. 2018 estimated revenue is between $365 million and $390 million; we think that generates close to $90 million of EBITDA. We have 5000 customers, 1200 of which are under Master Service Agreements. We keep our customers; 99% of our standby services, for example, re-sign the contract every year when it comes up for renewal. We are a spill response business but more than likely we’re doing a small $10,000 or less environmental service type job every day across the country. We are doing an average of $50 of those, whether it’s for our upstream customers or our industrial customers. We have over 1000 highly trained employees that are performing this work with our equipment.

In 2018, a quarter of our EBITDA will come from the Standby Service business and that’s where we provide equipment for companies who have to respond to a spill. Half of our EBITDA will come from the Environmental Service business, and then a quarter of our EBITDA will come from our Landfill and Waste Disposal business.

We’ve got great customers, Blue Chip customers. You’d recognize all of these names and then some. BP and Valero for Standby, for example; Dow Chemical on the Environmental Service side; and then our oilfield operators who are generating a large amount of waste which comes to our landfill in South Texas and soon to our landfills in West Texas.

You put all that together, you’ve got some pretty compelling investment merits. We have a much fuller suite of services that we can now offer. There’s a significant barrier to entry. It’s hard to do what we do. It’s difficult to get a permit for a landfill. We’re a 24/7 business so we bring a firefighter’s mentality to what we do. Our reputation precedes us. It’s well earned and was difficult to get.

Our customers are buying from NRC because they have to. It’s nondiscretionary. It’s a complex regulatory environment. We help them navigate through that.

We create a lot of free cash flow with the activities that we do. We’re national in scale and we have global touchpoints, as you can see on the map on the right-hand side. We’ve got significant and real ways to grow the business. We’re already doing them. We’re going to do more of it.

We have an established acquisition platform. We’ll make a purchase of an existing business when it makes sense.

Then, we’ve got a deep bench, the management team that’s here and devoted to executing the plan.

Moving to Slide 11, we’ll start getting into more of exactly what it is that we do. Our value proposition to the customer is to provide any and every thing that they need, whether it’s equipment or people, to help them manage the waste streams that are caused by their activities. We have all of the required certifications and accreditations to do what we do. We are truly 24/7. There’s no difference for us at our landfill, for example, between 2 in the morning and 2 in the afternoon; we’re always there.

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We want to be the first and only call for our customers. We allow them to reduce the amount of vendors on their vendors list, and none of it would make sense if you didn’t have a track record of actually showing up and executing, which we do.

Joe, I’ll let you get into more detail on the Standby Services.

Joe Peterson:

Great. Thank you, Chris. Appreciate it. We believe we have a unique and compelling set of businesses that you first need to understand separately and then see the synergies we can begin to leverage by making NRCG greater than the sum of the individual parts.

Starting with the Standby business, this represents approximately 26% of estimated 2018 pro forma Adjusted EBITDA with blended EBITDA margins generally ranging between 45% to 50%. The roots of the business stemmed from the Exxon Valdez spill and the resulting creation of the Oil Pollution Act of 1990, also known as OPA 90. Basically, any company producing or transporting oil on land or over U.S. waters needed to have a disaster recovery plan in place on how they would respond to a worst case spill discharge event. Companies can either in-source this response or outsource it to third parties such as NRC, but it is regulatory requirement and we see no changes to these U.S. regulations regardless of administration.

We are the only global commercial oil spill response organization, or OSRO, with the only other domestic competition being non-for-profits such as MSRC who exists just to provide coverage for the large major oil producers which fund its budget and is limited to covering U.S. territories. So, we are uniquely positioned in this space and can take advantage of global growth opportunities where others cannot. We have over 2000 customers on long-term contracts with close to 99% customer retention.

Essentially, we receive contracted retainer revenues to stand by and be the regulatory required OSRO provider for our customers, so revenue is highly visible, contracted and reoccurring. Essentially think of it as a bond annuity.

We are not overly reliant on major spill events, but when they do occur this would represent upside opportunity to the base retainer revenues as we also bill for these one-time emergency response events.

Now turning to Environmental Services, this constitutes a larger portion, close to 50% of our pro forma Adjusted Revenues at EBITDA margins in the 15% to 18% range as there is more competition in this space such as larger players such as Clean Harbors and U.S. Ecology.

Business consists of high-frequency, largely nondiscretionary, small ticket items. We have over 3000 customers approximately 1200 Master Service Agreements in place. Although the nature and exact type of work may change year-over-year, we generally have 70% of our customers do repeat business with us from one year to the next and we are focused on developing deep and reoccurring customer relationships.

Over the last two or three years we have built up a Blue Chip customer base with investments and a dedicated sales team that are now focused on cross-selling opportunities and launching a national accounts strategy to drive future growth for this business in the future.

With that, I’ll turn it back to Chris to cover the Waste Disposal Services section on the next page.

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Chris Swinbank:

Our Waste Disposal Service business is our waste collection and landfill business. We built a railroad commissioned, permitted landfill in the Eagle Ford Shale of South Texas and we intend to replicate the success of that facility on the three permitted landfills that we are trying to get in West Texas.

What we do at our landfill is we take the disposal of drill cuttings, tank bottoms, contaminated soils and we do a lot of washing out as well. We wash out trucks and tanks at our landfills, principally for an upstream customer base like Conoco, EnCana and EOG.

Page 12 are some customer case studies. This is where the rubber meets the road. For Standby Services, a lot of our customers obviously are in a marine setting but we also provide standby services for midstream customers; TransCanada is a good example of that. In November of last year they had a leak from a pipeline in South Dakota. Because NRC was already providing standby services, we became the default option for cleaning up the spill which we did by building a road, managing 100 people and using equipment to clean up the spill. We think we can grow the Standby Services business significantly within the midstream market and continue to do so down in Mexico.

On the Environmental Services side, Genentech is a pharmaceutical maker. They have facilities, industrial facilities where they pay NRC to provide people and equipment on a 24/7 basis in case there’s an emergency, so it’s a standby business somewhat with people and equipment, and when there’s an incident, we clean it up.

On the Waste Disposal side, Pioneer Natural Resources is our largest customer. We began a relationship with them in South Texas in the Eagle Ford Shale where we provided waste collection activities, and when they moved to the Permian they pulled us with the. So, in the Permian Basin we now provide environmental services on a daily basis around the clock, and they’re the largest operator in the Permian Basin.

Moving to Slide 13, Joe?

Joe Peterson:

Thank you, Chris. Page 13 shows our geographic footprint and broad scope of businesses. We believe we have unmatched global scale and capabilities to meet our customer needs any time, any where. First, we have over 100 strategically located facilities globally. If we cannot meet the customer’s needs within the required parameters, we can then leverage one of our 140 independent contractors in our network, called our ICN network. These vendors go through rigorous testing and vetting to meet our high safety and operating standards, and they are only paid when an event occurs and/or services rendered. We also have the ability to leverage additional marine assets through our Marine Resource Network as well as air resources through our Aerial Resource Network, depending on the level of event. Together with our owned and third party contracted resources, no response is too big. We can be the one and the only call our customers need to make.

We have a fast, flexible and customer-focused mindset with 24/7 coverage to support our customers and also to help protect the environment when and if unfortunate events occur.

Now I’ll turn it over to Chris for Page 14.

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Chris Swinbank:

Thanks, Joe. It’s the regulatory market and environment that really creates the demand for what we do. The Exxon Valdez spill in 1989 really forced the federal government to enact the Oil Pollution Act of 1990 which mandates our customers have standby service capabilities.

With the regulatory market, we also provide the following at the bottom which is really why we win. We respond. We show up. We’re in a 24/7 business. You never know when this is going to happen, and when it does we have a track record of showing up and doing what we say.

We’re safe. We can’t work for these customers if we weren’t safe and our employees are our most precious commodity.

We have scale, scale now that we didn’t have just a few months ago with the addition of SWS. We’re everywhere we need to be and our customers appreciate that.

We own our own assets. We show up with our own equipment. We spent a lot of money building out our own infrastructure and we use that equipment to service our customers.

Page 15?

Joe Peterson:

Thank you. As Dan briefly covered earlier, our business model has proven to be resistant to macroeconomic cycles and even the price of oil over time as we can see from the graph on Page 15, which really compares the price of crude oil per barrel to our historical revenues. Given the regulatory nature of our Standby business and the overall diverse end market of our customer and customer concentration, we have been able to consistently grow the business on average over time.

It should also be noted that the growth charts above have been normalized for very large one-time events such as Deep Water Horizon in 2010 and another large spill event in 2014. The Deep Water Horizon event alone in 2010 would have contributed over $600 million in revenue; the point being, we do not project for these unfortunate events to occur, but if they were to occur they would represent upside opportunity not reflected in the charts above. I would basically categorize the business as being uniquely poised for growth given the current economic environment, the higher price of oil as of late versus the past few years, but at the same time is more diverse in its end markets and customer concentration with the ability to manage over longer term economic cycles and events.

Turning to Page 16, this looks at barriers to entry, and although Page 16 primarily speaks to our Standby business, we believe we have similar high barriers to entry in our other business segments as well. As I mentioned, our Standby business is uniquely positioned as a global provider of OSRO type services with EBITDA margins in the 45% to 50% range and incremental long-term margins closer to the 80% to 85% range.

Why have we been the only commercial OSRO provider in the last 25 years? Well, high barriers to entry. First, someone would need to invest over $200 million in capital to acquire the equipment needed to provide these types of services as many of these vessels are not readily available today, or if available, would cost significantly more in today’s market.

Second, someone would need to get all the required federal and state certifications and accreditations which are not easy to obtain and would take significant time.

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Third, and probably the most important, if you have all the equipment and all the certifications, without the experience and reputation in the industry, no one is going to trust you for these highly visible and critical oil or emergency response jobs. There’s a reason why we are still the only global commercial OSRO provider over the past 25 years and we don’t realistically see anyone entering the market any time soon.

Now turning to Page 17, we talk about our business model. We feel we have a powerful and diverse economic model that drives exceptionally high free cash flow conversion. I think once again we have to think about each of the individual parts and how they interplay together.

First, we have the Standby business, again with 99% customer retention, over 2000 customers with over 20,000 vessels under coverage, from marine tankers to cruise ships to oil pipelines to refineries. Business generates strong EBITDA margins of close to 50%, once again with incremental revenue contribution closer to 85%. No real global competition as we have traditionally grown this business organically in the mid to high single digits. Growth will come in the future, primarily from exciting geographic expansion opportunities which I will discuss further shortly.

Next we have Environmental Services, which represents a large portion of our overall revenues today with over 3000 customers, 20,000 small ticket items, reoccurring in nature, driven primarily through 1,200 customer MSAs. We see further growth opportunities in this business line and margin expansion through cross-selling opportunities and development and launch and further penetration of our national accounts strategy.

Finally, we have our Waste Disposal business, which delivers EBITDA margins in the 60% to 65% range. We have the Karnes facility running today, but as we mentioned, we’ll be opening up three more facilities in the Permian Basin, building upon the great success we’ve had in Karnes. Once all four facilities are up and running, we believe these can generate close to $90 million of revenue for all four facilities and generating close to $60 million of EBITDA annually.

As a result, we expect consolidated NRCG to deliver between $85 million to $90 million of pro forma Adjusted EBITDA in 2018, and between $110 million to $120 million of pro forma Adjusted EBITDA in 2019. For purposes of these projections, we have assumed only three of the four waste facilities are accepting waste by 2019, with the fourth facility, Coyanosa, projected in early 2020.

Given these EBITDA growth and mix of businesses, we project free cash flow conversion as defined as Adjusted EBITDA less cap ex but excluding the one-time Waste Disposal investment to increase from mid-70% range to 80% by 2018, and 85% by 2019. Once again, these projections do not assume major spill events or any new additional acquisitions which would be an upside opportunity.

With that, I’ll turn it back to Page 18 to Chris. Hello?

Chris Swinbank:

Sorry about that. Slide 18 illustrates who we work for. We’ve got a very broad customer base, Blue Chip customers. Two-thirds of our revenue last year, for example, came from customers requiring high volume, low-ticket projects. So, we don’t know when Dow is going to call next year but they’re going to call and we’re going to go work for them. They do every year.

Twelve percent of the revenue came from our OPA 90 customers, that’s our Standby business. They’re required by law to procure that compliance.

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Then our Waste Disposal and Landfill business, those waste streams are highly regulated and they’re nondiscretionary as to how they’re handled. They need to terminate at a landfill and we’ve built the type of facility that our customers are comfortable with.

Slide 19?

Joe Peterson:

Page 19 takes a look at our peer group. Given our unique set of businesses, including our regulatory-driven Standby business, and our Waste Disposal businesses, we believe we are uniquely positioned in the market as the only global comprehensive provider of essential environmental health and safety services. While we face competition in the highly fragmented environmental services in the industrial sector, our higher margins and free cash flow conversion from our Standby business and our Waste Disposal businesses give us a significant advantage as we can redeploy this capital back into growth opportunities.

In addition, we are just beginning to leverage synergies between these businesses and look to drive cross-selling opportunities at higher margins. As an example, when our Standby business has to leverage one of our ICN partners to respond to an emergency response event, we generally generate margins in the 15% to 20% range as we need to pay our subcontractors. To the extent we’re able to self-service these events through our own Environmental Services assets and employees, the margins on those jobs increase significantly to 30% to 40% range. We are also seeing early opportunities in the Waste Disposal business from having the level of OSRO certifications and credibility generated from our Standby business as being part of a larger global company to help win more business.

I’ll turn it back to Chris.

Chris Swinbank:

Slide 20 talks about our management team. We’ve got a pretty deep bench. This is what we do. We’ve been doing it for a while and our customers appreciate that. Paul Taveira has been running the NRC portion of the business for the last few years and has a deep career of experience in the environmental service business. Joe Peterson, our CFO who is on the call now, and Robbie Nelson has been running what until recently was Sprint Energy which is our upstream Waste Disposal business.

Moving on to the growth strategy, on Slide 22 we’ll get into more detail on the four ways that we think we can continue to grow the business, the first of which is to grow the Standby Services business. We’ve proven an ability to increase those retainers and we don’t lose the customers, so more of that is in the works. We’re doing that down in Mexico right now where we’ve won all of the opportunities for providing Standby that have come as they have privatized the offshore blocks.

We talked about our scale. Our national scale now allows us to go after true corporate accounts. There’s significant cross-selling opportunities. Only 5% of our clients are using three or more of our services, so if we just filled in the matrix with our existing customer base, you could grow the business significantly.

We’re going to be build more landfills. We’re in the very late stages of permitting our Reagan County landfill. Our customers that will be likely anchors for that facility are already MSA customers. We’ve been working for them and providing Environmental Service business for the last five years in the Permian Basin, so when we open a landfill, they’re ready and waiting to come.

Then we’ll continue to make acquisitions. We’ve made nine since 2013 at an average of 4x multiple of EBITDA, and because of our Independent Contractor Network, we have a pipeline of pre-vetted environmental service businesses that we have bought from in the past; SWS is a perfect example of that.

Moving on to 23.

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Joe Peterson:

Thanks, Chris. Page 23 specifically talks about the Standby business and basically our pillars for growth. First, as the only true global OSRO provider with the reputation and capability to respond to any event around the world, we see international expansion as one of our key pillars of growth in strategy. Mexico, as Chris briefly mentioned, is a prime example.

When Mexico decided to privatize their oil production back in 2014 and has been actively auctioning off blocks for offshore exploration to leading global oil companies. Although OPA 90 technically only applies to U.S. territories, the Mexican government, as well as many of these leading global and U.S.-based companies are looking for OSRO-type coverage similar to the U.S., and we are extremely well positioned to be the company of choice. To date, we have won six of the six RFP bids submitted, or essentially 100% of what we feel could be a $23 million revenue opportunity in the near term, and possibly $50 million of revenue opportunity over the next five years.

For projection purposes though, for 2019 we have only assumed about 25% win rate from these bids for a total of $6 million of the $23 million near term opportunity. Once again, we are really the only global provider that these large, established oil companies can turn to as MSRC and other non-for-profits by their bylaws can only operate and function in U.S. waters.

In addition, we also have the ability to grow through increased oil production volume and really global transportation through something called tolling. Basically above what you’ll see is above and beyond OPA 90 regulations, certain states such as Alaska, California, require vessel coverage in and out of certain ports. We provide this coverage for an additional fee, and essentially we charge a toll—think of it like an easy-pass—each time a vessel enters or exits certain waters. This also applies to certain countries such as Argentina and Honduras, and we expect it to grow over time as more and more countries adopt similar legislation.

Last, we have recently launched something called a GRS program, Global Response Services, which provides additional global coverage for a small, incremental fee to our retainer base.

As you can see, the Standby business has multiple levers for growth with high EBITDA contributions and margins.

If we turn to Page 24 and looking at the Environmental Services business and our national accounts program, basically over the last two to three years we have focused on building a strong collection of top Blue Chip customers through a dedicated, proactive sales organization delivering over 1200 Master Service Agreements. Still, we estimate only 5% of our customers use three or more of our services today and we strongly believe we can better service our customers needs and drive additional revenue growth through cross-selling opportunities within this customer base. In addition, we have also increased our geographic footprint to scale, as Chris has briefly mentioned. It has opened up more opportunities to drive what we’re calling a national accounts strategy to better service these large scale customers that have many locations all across the country. One recent example is a former ICN called SWS which provided 20 additional locations in the Gulf Coast, as an example of how we’re able to leverage, this national accounts strategy. By filling in the white space in the Gulf Coast, an area in which we traditionally did not have owned assets, we are now able to better meet the needs of these larger national customers anywhere across the country.

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In early Q1 we have launched a dedicated sales team to focus on these national account opportunities and believe this will drive further growth in the future.

With that, I’ll turn it back to Chris for Page 25. Chris?

Chris Swinbank:

We’re going to continue the success of our Waste Disposal model in South Texas and replicate that in the Permian Basin. Our value proposition in the Eagle Ford for our customers with NRC is to be a total waste solution, and because we own the collection side of the business and the open disposal facility, we can be a one-stop shop for our upstream customers in the oilfield.

Us being open and functional is critical to operations. The disposal of the drill cuttings, for example, is less than 1% of the total cost of the drilling of the well, but if they can’t get rid of the waste it shuts the rig down. We’ve built facility to Subtitle D specifications, which means we’ve built basically a hazardous waste landfill for nonhazardous waste and our large publicly traded operators like Marathon and EOG, for example, understand this cradle to grave responsibility for their waste streams and they’re comfortable with what we’ve built and where their waste is ultimately deposited.

We’ve built out facilities to flow logistically. It’s important to get the trucks in and out quickly and we’ve built large facilities that allow for quick turnaround times. Then with the addition of the wash-out functionality, we truly are a one-stop shop for our waste customers in the oilfield.

In the Permian Basin, we’re confident we’ll be successful with these new landfills because we’ve done it down in South Texas and most of the customers in the Eagle Ford are also in the Permian. We’ve been working for those customers in the Permian with our Environmental Services business for the last five years, so they’re logical anchor customers for the landfills that we’re building. We picked the spots where we’re building the landfills through active dialogue with those operators, so it wasn’t just to plant a flag and hope it works. We asked Pioneer and Apache, “Where do you want a landfill?” and that’s where we’re building them.

Karnes County ramped significantly. We opened that facility during the downturn in 2016, but it really started to take off in the fourth quarter of that year and it has been a rousing success ever since. The Eagle Ford still is 50% below its peak activity levels, and in spite of that we continue to get a large majority of the waste and it has exceeded expectations.

To get a little more granular on exactly what we’re doing in the Permian Basin, to Joe’s point earlier, we’ll ultimately invest $60 million in our four landfills, and we project that they’ll generate $60 million of EBITDA annually when fully operational. That’s great math and we’re looking forward to doing that.

We’ve got large facilities so we have large land holdings. These landfill facilities will last for decades. We’ve got plenty of land and air space yet to permit. Our management team knows what it’s doing. Most importantly, we have Brad Dugas who is our VP of Disposal Facilities. We hired him specifically to help us permit and operate our landfills.

Everybody knows the Permian Basin is the place to be. It’s the most attractive oil market in North America, if not the world right now, so we’re excited to be a big part of that.

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Reagan Facility will be most likely permitted here shortly, in the third quarter, if not the first week of July. We’re expecting to have that permit any day now. The land is under option. We’ll buy the land when we actually have the permit in hand, and then we’ll break ground in the second half of this year and be functional by the end of the year.

Following up Reagan will be Coyanosa, which is in Pecos County, and our Andrews Facility up near (Inaudible) and Mexico. We’re in the various stages of permitting those as well and fully expect to get those permits and break ground and have them participate in the EBITDA generation in 2019 and 2020.

Joe, I’ll send it back over to you for 27.

Joe Peterson:

Thank you. As you could see and as Chris described, we have a multiprong strategy to grow this business organically. In addition, though, we have a robust pipeline of accretive opportunities, although not currently projected to be in 2018 or 2019. We have successfully acquired over nine companies since 2013 at very accretive multiples, approximately 4x EBITDA in a very fragmented market. We have a very disciplined approach and strategic criteria to M&A, and generally look for opportunities to add to our geographic footprint, places where we’re not today, which allow us to better service our customers or self-service ER events at significantly higher margins as I described earlier, or for opportunities to provide new services or unique capabilities, once again at premium margins to the market.

The majority of historical acquisitions have come through our ICN Network, which provide a strong feeder pipeline for potential opportunities, and allows us to essentially try before you buy to ensure the target is a good fit for us and helps also to mitigate integration risks. Although we have not included future acquisitions in our projections here, we feel M&A at very accretive multiples will be a source for growth in Environmental Services and potentially Waste Disposal in the future, as it has proven to have been in the past.

With that, I’ll move forward to Page 29 and move into the financial section, and specifically on Page 29, the graph basically looks at our revenue projections, Adjusted EBITDA, then moving to the right capital expense and free cash flow.

First, given the growth strategies we’ve discussed in the previous pages and the higher margin contribution mix within our business model, we expect revenue for 2018 between $365 million and $390 million increasing to between $410 million to $450 million by 2019. This is expected to deliver Adjusted EBITDA of between $85 million to $90 million for 2018, growing to between $110 million and $120 million for 2019. I will discuss growth levers in a bridge on the pages to come, but first turning to capital expenditures in the upper right.

We will need to generate growth to support the business as shown in the upper right hand corner. We think of cap ex, in terms of maintenance cap ex, right, these are things to replace an older piece of equipment that’s already supporting and driving revenue, and then we generally think about it in terms of growth cap ex, which is considered new investments to support new incremental revenues such as winning a new contract or supporting new growth as described in Mexico for our standby business.

Considering the large capital investments required to open up three new waste facilities in the Permian Basin, we have broken out One-Time Waste as its own cap ex category in the graph in the upper right. We believe we will need approximately $40 million for the three new facilities, $60 million as Chris mentioned for all four of our facilities, including the Karnes Facility which is currently up and running, but really, over the next two, two and half years. Growth and maintenance cap ex will then reduce to a more normalized level of what we estimate between $20 million to $25 million after the One-Time Waste Disposal once you get out in 2020 and beyond.

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Once again, given the strong economics and growth opportunities, primarily from our Waste Disposal business and also but to a slightly lesser extent Standby, we see free cash flow conversion increasing from the mid 70% range today to low, mid 85% range by 2019.

Lastly, turning to Page 30, I mentioned the bridges from an Adjusted EBITDA going from ’17 to ’18 estimate and then ’18 estimate to ’19 estimate. You’ll see this broken out on Page 30.

Growth is not overly dependent on any one lever. Also, these projections, once again, do not include large spill events or new acquisitions. To the extent they would occur, they would represent upside opportunity.

2018 Adjusted EBITDA growth is primarily driven by growth from our Environmental Services business, from delivery of our cross-selling and rollout of our national accounts strategy. We have seen very strong demand so far in the first half of 2018, specifically in Texas in our Oil and Gas Services division, but generally overall as well year-over-year strong growth in other regions of the country such as California, Pacific Northwest, Alaska and the Northeast, and we continue to win accounts and are seeing basically overall general strong economic tailwinds driving this business forward.

Additionally, growth in 2018 comes from continued ramp of our Karnes Facility to a lesser extent, and steady contributions from our Standby business. In 2019, growth is primarily driven through the opening of the second and third disposal facilities in the Permian Basin that Chris described on earlier pages, with the fourth facility conservatively projected not to continue to revenue growth until early 2020, so it’s pushed beyond these projections. To the extent that it is being permitted and would come online in the second half of 2019, that could also represent opportunity to these projections.

In addition, we also start to see material EBITDA contributions from our Standby business as new opportunity in Mexico as we described on a previous page really starts to ramp up and take hold. We conservatively projected more modest growth in the Environmental Services business in 2019 and a slight ramp up, continued ramp up at our Karnes Facility.

With that, I’ll now turn it back to Dan to discuss our peer benchmarking.

Daniel Hennessy:

Thank you, Joe. On these last two slides we will cover public company peer benchmarking. On Slide 31, we show that NRC Group has significantly outperformed the Environmental Services and Waste sector peer group with respect to revenue and Adjusted EBITDA growth, and we expect these trends to continue through 2019 and beyond.

On Slide 32, we show that investors have the opportunity to invest in NRC Group at an attractive discount on either a free cash flow or Adjusted EBITDA valuation basis.

For those of you who would like to explore this further and now NRC Group fits into the pantheon of publicly traded environmental and waste services companies, I urge you to talk with Michael Hoffman at Stifel. Michael knows the management team, has been following the company, and can help you better understand the unique and compelling value proposition NRC Group offers relative to its peers.

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In the attached appendix, you will find a summary of the NRC Group senior term loan, an Adjusted EBITDA reconciliation, along with sector and industry data indicating meaningfully positive underlying demand drivers across NRC Group and market.

In summary, we believe that our merger with NRC Group represents a highly attractive valuation accompanied by sustained growth characteristics which will allow us to deliver significant value to all stakeholders.

I want to thank you again for joining us today to learn more about our merger with NRC Group. Please do not hesitate to contact us with any questions you may have regarding our transaction.

Now, back to Cody for closing remarks.

Cody Slach:

Thanks, Dan. We’d like to thank everyone for listening to today’s call. Like Dan said, if you have any questions, feel free to reach out to us, including me—my number, 949-574-3860, or HCAC@liolios.com, or Nick Petruska at 312-803-0372, or npetruska@hennessycapllc.com. Our contact details are also included at the bottom of the press release announcing the transaction which came out yesterday.

This concludes our remarks. Now I’ll turn the call back over to the Operator.

Operator:

Thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation.

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